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Powergen plc - Return on equity                                                              FS-10


                                                                                1998         Mar          Mar         Mar
                                                                   1999       9 mths        1998         1997        1996
                                                                     $m           $m          $m           $m          $m
                                                                     --           --          --           --          --
Earnings

US GAAP net income                                                1,688         (276)         66          722         627

Re-negotiation of gas contract portfolio                            206          566
Plant portfolio rationalisation and restructuring                                            527
Reorganisation and restructuring costs                              104
Provisions for gas take-or-pay contracts                                                                  101
Release of provision for liability and damage claims                                                                 (120)
Release of provision for litigation claims                                                                            (41)

Disposal of fixed assets and investments                         (1,184)           3                     (104)

Windfall taxation                                                                            303

Goodwill amortisation                                               108           47

US GAAP net income before non-recurring                           -------------------------------------------------------------
items and goodwill amortisation                                     922          340         896          719         466
                                                                  ==============================================================

Opening shareholders' funds                                       1,898        2,448       2,720        3,161       2,657

Return on equity

Before non-recurring items and goodwill amortisation              48.6%        13.9%       32.9%        22.7%       17.5%

After non-recurring items and goodwill amortisation               88.9%       -11.3%        2.4%        22.8%       23.6%

Explanation of exceptional items (net of tax)

Re-negotiation of gas contract portfolio                    Agreements to pay an amount in exchange for modifications to long-term gas supply contracts

Plant portfolio rationalisation and restructuring           Value of coal and oil-fired plant reduced following a review of
                                                            Group's UK plant portfolio, and associated business restructuring costs charged, mainly committed severance costs

Reorganisation and restructuring costs                      Costs of restructuring and integrating the UK business consequent upon the acquisition of Powergen Energy in July 1998.  Includes committed severance payments and reorganisation costs

Provisions for gas take-or-pay contracts                    Provision against certain gas take-or-pay purchase contracts where the contracted price, on gas volumes in excess of planned generation or trading requirements, was higher than anticipated future gas prices ie onerous contracts

Release of provision for liability and damage claims        Followed an actuarial review of funds held by Group's captive
and release of provision for litigation claims              insurance company to cover liability and damage claims and a reassessment of provisions for litigation

Disposal of fixed assets and investments                    1999 Sale of Fiddler's Ferry and Ferrybridge C power stations to
                                                                 Edison Mission Energy
                                                                 (pounds) 150 million of the (pounds) 1,296 million proceeds was received in advance in respect of the provision of services under warranty arrangement, under US GAAP.
                                                            1998 9 months Sale of Powergen North Sea Limited and 50% of Powergen
                                                                 Renewables Limited.
                                                            March 1997 Sale of 20.3% stake in Midlands Electricity plc

Windfall taxation                                           Government tax on all UK utilities



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